Exhibit 99.1
N E W S R E L E A S E

MVB Financial Corp. Announces First Quarter 2026 Results
Company to Host a Conference Call and Webcast at 5:00 PM ET
(FAIRMONT, WV) April 29, 2026 – MVB Financial Corp. (NASDAQ: MVBF) (“MVB Financial,” “MVB” or the “Company”), the holding company for MVB Bank, Inc. (“MVB Bank”), today announced financial results for the first quarter of 2026. The Fintech-enabled bank powering payments, banking-as-a-service and gaming programs for leading Fintech companies nationwide, reported net income of $5.2 million, or $0.41 basic and $0.39 diluted earnings per share, for the first quarter of 2026.

First Quarter 2026 Highlights (Compared to Fourth Quarter 2025)
Loan growth up 2.6%, or 10.3% annualized, marking the fourth consecutive quarter of expansion.
Payment card and service charge income up 13.5%.
Noninterest expenses down 10.7%, reflecting technology-driven efficiency initiatives.
Executed balance sheet actions to bring funding costs down and earnings power up.
Sustained momentum in onboarding and payments pipeline activity.
Subsequent to quarter-end, recognized a pre-tax gain of approximately $10.0 million in the second quarter related to an existing Fintech investment, which is expected to increase tangible book value by approximately $0.59 per share.

From Larry F. Mazza, Chief Executive Officer and President, MVB Financial:
“We delivered a strong first quarter, with earnings per share up over 40% year-over-year, demonstrating continued improvement in our core earnings power and establishing a clear trajectory for accelerated growth. Our commitment remains to maximize shareholder value through disciplined execution, continuous improvement of profitability metrics and strategic investments in high-return opportunities.

“This momentum accelerated during the quarter, supported by solid loan growth, continued net interest margin expansion, improved efficiency and progress across our payments-related businesses.

“Additionally, we continued to make strategic investments in artificial intelligence and automation to streamline operations, enhance the customer experience and improve overall execution efficiency. To align our organization with this strategy, we brought our technology and operations functions under unified leadership with Mike Giorgio’s appointment as Chief Operating Officer and strengthened our Board with the addition of Adam Famularo, who adds significant Fintech and artificial intelligence expertise. We are also pleased to welcome Dr. Kelly Nelson as Chairman of the Board and thank Marty Becker for his leadership and meaningful contributions to MVB’s growth and development.

“Finally, subsequent to quarter-end, we recognized a gain in the second quarter related to an existing Fintech investment, further demonstrating the strength of our Fintech platform. Combined with the successful monetization of Victor last year, we believe this underscores our ability to both build and invest in high-value technology businesses, creating incremental value for shareholders.”

FIRST QUARTER 2026 HIGHLIGHTS
•Net Interest Income, Net Interest Margin and Balance Sheet Trends
•Net interest income totaled $28.5 million, an increase of $0.1 million, or 0.3%, from prior quarter, primarily reflecting higher average earning asset balances, partially offset by lower earning asset yields. Earning asset yields during the quarter were impacted by seasonal balance sheet dynamics, including higher levels of interest-bearing balances with banks.
•Net interest margin was 3.71%, an increase of one basis point from the prior quarter, primarily reflecting changes in the balance sheet mix, including higher average levels of noninterest-bearing deposits during the quarter, partially offset by lower earning asset yields. Total cost of funds decreased to 2.17% from 2.30% in the prior quarter, primarily reflecting a higher average balance of noninterest-bearing deposits.
•Average total earning assets increased $63.8 million, or 2.1%, from the prior quarter to $3.11 billion, primarily reflecting higher average loan balances and increased interest-bearing balances with banks, due primarily to seasonal deposit inflows. Total loan balances increased $60.6 million, or 2.6%, from the prior quarter to $2.40 billion, primarily due to increased loan demand and improved market conditions. Loan growth during the quarter was primarily concentrated in March and is expected to contribute more meaningfully to net interest income in subsequent periods.

•Total deposits were $2.90 billion as of March 31, 2026, an increase of $55.3 million, or 1.9%, from the prior quarter-end, primarily reflecting seasonal deposit inflows in certain banking-as-a-service deposit relationships. Noninterest-bearing deposits represented 34.9% of total deposits as of March 31, 2026, compared to 40.3% as of the prior quarter-end. Fluctuations in noninterest-bearing deposit balances on both an end-of-period and average basis were driven primarily by seasonal deposit inflows. The loan-to-deposit ratio was 83.0% as of March 31, 2026, compared to 82.4% as of the prior quarter-end.
•During the quarter, and as previously disclosed, the Company executed balance sheet optimization actions, including entering into a $20.0 million revolving line of credit and utilizing those proceeds, along with cash on hand, to repay approximately $40.0 million of higher-cost subordinated debt. These actions are expected to reduce funding costs and enhance net interest income, with estimated savings of approximately $1.8 million annually. As these actions were implemented late in the quarter, the full quarter benefit is expected to be realized beginning in the second quarter.
•Noninterest Income and Expense
•Total noninterest income was $8.2 million for the first quarter of 2026, compared to $10.7 million in the prior quarter. The decrease in total noninterest income was primarily due to a holding gain on equity securities recognized in the fourth quarter of 2025. Excluding this item, core fee income increased approximately 3.9%, reflecting higher payment card and service charge income, benefitting from seasonal factors, while equity method investments income from our mortgage segment declined.
•We launched two new Fintech partners in the first quarter of 2026 as we continue to execute on our strong pipeline of Fintech opportunities.
•Total noninterest expense was $28.1 million for the first quarter of 2026, compared to $31.5 million in the prior quarter, a decrease of 10.7%. The improvement from the prior quarter was primarily driven by reduced professional fees and salaries and employee benefits expense. Compared to the prior year period, noninterest expense decreased 2.1%, while operating revenues increased 8.8%, resulting in positive operating leverage.

•Asset Quality and Capital
•Nonperforming loans totaled $34.7 million, or 1.4% of total loans, as of March 31, 2026, compared to $30.7 million, or 1.3% of total loans, as of December 31, 2025.
•Criticized loans as a percentage of total loans were 3.7% as of March 31, 2026 and, compared to 3.6% as of December 31, 2025. Classified loans as a percentage of total loans were 2.2%, compared to 2.3% as of the prior quarter end.
•Net charge-offs were $1.5 million, or 0.26% annualized of loans, for the first quarter, compared to $3.9 million, or 0.68% annualized, for the prior quarter.
•Provision for credit losses totaled $1.9 million, compared to $2.1 million for the prior quarter. The allowance for credit losses for loans was 0.94% of total loans at March 31, 2026, compared to 0.93% at December 31, 2025.
•Pre-tax, pre-provision earnings were $8.5 million in the first quarter of 2026, compared to $7.6 million in the fourth quarter of 2025 and $5.0 million in the first quarter of 2025.
•The Community Bank Leverage Ratio, Tier 1 Risk-Based Capital Ratio and MVB Bank’s Total Risk-Based Capital Ratio were 10.1%, 12.6% and 13.5%, respectively, compared to 11.1%, 13.7% and 14.5%, respectively, at the prior quarter-end.
•The tangible common equity ratio, a non-U.S. GAAP financial measure1, was 10.0% as of March 31, 2026, compared to 10.1% as of December 31, 2025 and 10.2% as of March 31, 2025.
•Accumulated other comprehensive loss was $18.1 million as of March 31, 2026, compared to $13.9 million as of December 31, 2025. The increase in accumulated other comprehensive loss during the quarter was primarily due to changes in the unrealized loss on available-for-sale investment securities portfolio, consistent with the increase in long-term market rates.
•Book value per common share and tangible book value per common share, a non-U.S. GAAP measure1, were $26.07 and $25.98, respectively, representing decreases of 0.7%, from the prior quarter-end. The slight change in book value per common share and tangible book value per common share primarily reflects the increase in accumulated other comprehensive loss during the quarter and an increase in outstanding shares due to option exercises.

1See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure later in the release.

Conference Call and Webcast
The Company will host a conference call and webcast at 5:00 p.m. Eastern Time today, April 29, 2026, to discuss its quarterly financial results. The call can be accessed via telephone at 877-451-6152 (domestic) or 201-389-0879 (international). A recorded replay can be accessed through May 13, 2026, by dialing 844-512-2921 (domestic) or 412-317-6671 (international); access code: 13758984. Additionally, interested parties can listen to a live webcast of the call on the Company's website at ir.mvbbanking.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

About MVB Financial Corp.
MVB Financial Corp. (Nasdaq: MVBF) is an innovative bank powering Fintech solutions in payments, card issuance and online gaming programs for leading Fintech companies nationwide, while providing traditional retail and commercial banking services within established markets. MVB’s comprehensive platform includes money movement solutions across all modalities and embedded finance capabilities. MVB combines proven Fintech builder/incubator capabilities, innovative culture, regulatory expertise, core banking and AI-driven operational efficiency to enable Fintech partners to navigate complex regulatory requirements while accelerating time-to-market. For more information about MVB, please visit ir.mvbbanking.com.

Forward-Looking Statements
MVB Financial has made forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, in this press release that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations about the future and are subject to risks and uncertainties. Forward-looking statements include, without limitation, information concerning possible or assumed future results of operations of the Company and its subsidiaries. Forward-looking statements can be identified by the use of words such as “may,” “could,” “should,” “would,” “will,” “plans,” “believes,” “estimates,” “expects,” “anticipates,” “intends,” “continues” or the negative of those terms or similar expressions. Note that many factors could affect the future financial results of the Company and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in forward-looking statements. Therefore, undue reliance should not be placed upon any forward-looking statements. Those factors include but are not limited to: market, economic, operational, liquidity and credit risk; changes in market interest rates; inability to successfully execute business plans, including strategies related to investments in Fintech companies; competition; unforeseen events, such as pandemics or natural disasters, and any governmental or societal responses thereto; changes in economic, business and political conditions, including, without limitation, the imposition of international trade policies and any retaliatory responses thereto; changes in demand for loan products and deposit flow; changes in deposit classifications;

operational risks and risk management failures; and government regulation and supervision. Additional factors that may cause actual results to differ materially from those described in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as its other filings with the Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, the Company disclaims any obligation to update, revise or correct any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the SEC. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this earnings release should be directed to:

MVB Financial Corp.
Michael R. Sumbs, Executive Vice President and Chief Financial Officer
(844) 682-2265
msumbs@mvbbanking.com

Amy Baker, VP, Corporate Communications and Marketing
(844) 682-2265
abaker@mvbbanking.com

Non-U.S. GAAP Financial Measures
This document contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these non-GAAP measures in its analysis of the Company’s performance. These measures should not be considered a substitute for GAAP basis measures, nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of non-GAAP financial measures that exclude the impact of specified items provide useful supplemental information that is essential to a proper understanding of the Company’s financial condition and results. Non-GAAP measures are not formally defined under GAAP, and other entities may use calculation methods that differ from those used by the Company. As a complement to GAAP financial measures, management believes these non-GAAP financial measures assist investors in comparing the financial condition and results of operations of financial institutions due to the industry prevalence of such non-GAAP measures. See the tables below for a reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures.

MVB Financial Corp.
Financial Highlights
Consolidated Statements of Income
(Unaudited) (Dollars in thousands, except per share data)

	Quarterly
	2026	2025	2025
	First Quarter	Fourth Quarter	First Quarter
Interest income	$44,774	$45,490	$43,229
Interest expense	16,322	17,111	16,553
Net interest income	28,452	28,379	26,676
Provision for credit losses	1,854	2,143	177
Net interest income after provision for credit losses	26,598	26,236	26,499

Total noninterest income	8,209	10,701	7,008

Noninterest expense:
Salaries and employee benefits	16,152	17,372	16,412
Other expense	11,960	14,114	12,289
Total noninterest expenses	28,112	31,486	28,701

Income before income taxes	6,695	5,451	4,806
Income taxes	1,511	1,226	1,247
Net income, before noncontrolling interest	5,184	4,225	3,559
Net loss attributable to noncontrolling interest	—	—	18
Net income available to common shareholders	$5,184	$4,225	$3,577

Earnings per share - basic	$0.41	$0.33	$0.28
Earnings per share - diluted	$0.39	$0.32	$0.27

Noninterest Income
(Unaudited) (Dollars in thousands)

	Quarterly
	2026	2025	2025
	First Quarter	Fourth Quarter	First Quarter
Card acquiring income	$790	$908	$549
Service charges on deposits	1,080	831	1,158
Interchange income	3,216	2,741	3,278
Total payment card and service charge income	5,086	4,480	4,985

Equity method investments income	1,966	2,796	645
Compliance and consulting income	—	21	501
Loss on sale of loans	—	—	(69)
Investment portfolio gains (losses)	669	3,452	(308)
Gain on divestiture activity	—	160	608
Loss on disposal of assets	—	—	(342)
Loss on derivatives	—	(466)	—
Other noninterest income	488	258	988

Total noninterest income	$8,209	$10,701	$7,008

Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in thousands)

	March 31, 2026	December 31, 2025	March 31, 2025
Cash and cash equivalents	$177,635	$244,125	$251,450
Investment securities available-for-sale	421,729	410,510	419,617
Equity securities	51,459	50,643	44,317
Loans receivable	2,403,739	2,343,163	2,063,296
Less: Allowance for credit losses	(22,605)	(21,827)	(19,165)
Loans receivable, net	2,381,134	2,321,336	2,044,131
Premises and equipment, net	10,071	10,379	11,489
Other assets	280,270	271,925	248,683
Total assets	$3,322,298	$3,308,918	$3,019,687

Noninterest-bearing deposits	$1,011,098	$1,144,682	$1,033,056
Interest-bearing deposits	1,886,246	1,697,364	1,550,742
Subordinated debt	34,046	74,026	73,850
Revolving line of credit	20,000	—	—
Other liabilities	35,988	58,878	51,985
Total liabilities	2,987,378	2,974,950	2,709,633

Common stock	14,174	14,043	13,798
Additional paid-in capital	172,397	170,380	165,559
Retained earnings	193,413	190,414	173,557
Accumulated other comprehensive loss	(18,061)	(13,866)	(26,119)
Treasury stock	(27,003)	(27,003)	(16,741)
Total stockholders’ equity	334,920	333,968	310,054
Total liabilities and stockholders’ equity	$3,322,298	$3,308,918	$3,019,687

Average Balances and Interest Rates
(Unaudited) (Dollars in thousands)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2026			December 31, 2025			March 31, 2025
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
Assets
Interest-bearing balances with banks	$340,906	$3,031	3.61%	$363,831	$3,618	3.95%	$445,509	$4,734	4.31%
Investment securities:
Taxable	361,901	4,409	4.94	330,865	3,888	4.66	327,676	2,757	3.41
Tax-exempt [1]	56,737	557	3.98	53,162	556	4.15	102,681	857	3.38
Loans: [2]
Commercial	1,774,717	30,232	6.91	1,720,707	30,663	7.07	1,492,238	28,020	7.62
Tax-exempt [1]	2,286	25	4.44	2,399	27	4.47	2,826	30	4.31
Real estate	487,773	4,883	4.06	500,193	5,412	4.29	546,106	5,862	4.35
Consumer	84,249	1,758	8.46	73,657	1,449	7.80	62,956	1,155	7.44
Total loans	2,349,025	36,898	6.37	2,296,956	37,551	6.49	2,104,126	35,067	6.76
Total earning assets	3,108,569	44,895	5.86	3,044,814	45,613	5.94	2,979,992	43,415	5.91
Less: Allowance for credit losses	(21,829)			(23,497)			(19,630)
Cash and due from banks	9,947			11,614			6,979
Other assets	336,744			309,283			327,995
Total assets	$3,433,431			$3,342,214			$3,295,336

Liabilities
Deposits:
NOW	$709,743	$5,217	2.98%	$820,803	$5,687	2.75%	$481,322	$3,134	2.64%
Money market checking	542,170	3,072	2.30	481,573	2,864	2.36	335,743	2,092	2.53
Savings	149,883	1,197	3.24	153,130	1,147	2.97	89,924	582	2.62
IRAs	7,137	60	3.41	7,406	66	3.54	7,722	81	4.25
CDs	550,973	5,764	4.24	587,912	6,429	4.34	814,782	9,793	4.87
Total interest-bearing deposits	1,959,906	15,310	3.17	2,050,824	16,193	3.13	1,729,493	15,682	3.68
Repurchase agreements and federal funds sold	4,186	21	2.03	3,153	13	1.64	3,167	15	1.92
FHLB and other borrowings	56	1	7.24	—	—	—	5,115	59	4.68
Subordinated debt	60,707	858	5.73	74,015	905	4.85	73,828	797	4.38
Revolving line of credit	7,556	132	7.08	—	—	—	—	—	—
Total interest-bearing liabilities	2,032,411	16,322	3.26	2,127,992	17,111	3.19	1,811,603	16,553	3.71
Noninterest-bearing demand deposits	1,011,690			824,967			1,130,900
Other liabilities	50,811			58,816			48,684
Total liabilities	3,094,912			3,011,775			2,991,187

Stockholders’ equity
Common stock	14,117			13,954			13,796
Paid-in capital	171,040			168,589			164,967
Treasury stock	(27,003)			(26,917)			(16,741)
Retained earnings	193,468			189,132			170,365
Accumulated other comprehensive loss	(13,103)			(14,319)			(28,275)
Total stockholders’ equity attributable to parent	338,519			330,439			304,112
Noncontrolling interest	—			—			37
Total stockholders’ equity	338,519			330,439			304,149
Total liabilities and stockholders’ equity	$3,433,431			$3,342,214			$3,295,336

Net interest income and margin (tax-equivalent)[1]		$28,573	3.73%		$28,502	3.71%		$26,862	3.66%
Less: Tax-equivalent adjustments		(121)			(123)			(186)
Net interest income and margin		$28,452	3.71%		$28,379	3.70%		$26,676	3.63%
1In order to make pre-tax income and resultant yields on tax-exempt loans and investment securities comparable to those on taxable loans and investment securities, a tax-equivalent adjustment has been computed using a Federal tax rate of 21% for the periods presented, which is a non-U.S. GAAP financial measure. See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure included in the tables on page 11.
2 Non-accrual loans are included in total loan balances, lowering the effective yield for the portfolio in the aggregate.

Selected Financial Data
(Unaudited) (Dollars in thousands, except share and per share data)

	Quarterly
	2026	2025	2025
	First Quarter	Fourth Quarter	First Quarter
Earnings and Per Share Data:
Net income	$5,184	$4,225	$3,577
Earnings per share - basic	$0.41	$0.33	$0.28
Earnings per share - diluted	$0.39	$0.32	$0.27
Cash dividends paid per common share	$0.17	$0.17	$0.17
Book value per common share	$26.07	$26.26	$23.94
Tangible book value per common share [1]	$25.98	$26.17	$23.85
Weighted-average shares outstanding - basic	12,795,271	12,630,451	12,948,178
Weighted-average shares outstanding - diluted	13,191,405	13,082,568	13,181,213

Performance Ratios:
Return on average assets [2]	0.6%	0.5%	0.4%
Return on average equity [2]	6.1%	5.1%	4.7%
Net interest margin 3 4	3.73%	3.71%	3.66%
Efficiency ratio [5]	76.7%	80.6%	85.2%
Overhead ratio 2 6	3.3%	3.8%	3.5%
Equity to assets	10.1%	10.1%	10.3%

Asset Quality Data and Ratios:
Charge-offs	$1,890	$4,143	$1,387
Recoveries	$392	$256	$530
Net loan charge-offs to total loans [2,7]	0.26%	0.68%	0.17%
Allowance for credit losses	$22,605	$21,827	$19,165
Allowance for credit losses to total loans	0.94%	0.93%	0.93%
Nonperforming loans	$34,740	$30,655	$20,272
Nonperforming loans to total loans	1.4%	1.3%	1.0%

Mortgage Company Equity Method Investees Production Data[8]:
Mortgage pipeline	$1,126,262	$1,127,211	$1,078,835
Loans originated	$1,406,921	$1,455,199	$1,310,702
Loans closed	$936,789	$1,027,560	$888,022
Loans sold	$747,829	$721,185	$644,683
1 Common equity, less total goodwill and intangibles per common share, a non-U.S. GAAP measure. See the reconciliation of this non-U.S. GAAP financial measure to its most directly comparable GAAP financial measure included in the tables on page 11.
2 Annualized for the quarterly periods presented.
3 Net interest income as a percentage of average interest-earning assets.
4 Presented on a fully tax-equivalent basis, a non-U.S. GAAP financial measure.
5 Noninterest expense as a percentage of net interest income and noninterest income.
6 Noninterest expense as a percentage of average assets.
7 Ratio of charge-offs, less recoveries to total loans.
8 Information is related to Intercoastal Mortgage Company, LLC and Warp Speed Holdings, LLC, entities in which MVB has an ownership interest that are accounted for as equity method investments.

Non-U.S. GAAP Reconciliation: Net Interest Income and Net Interest Margin on a Fully Tax-Equivalent Basis
The following table reconciles, for the periods shown below, net interest income and net interest margin on a fully tax-equivalent basis:

	Three Months Ended
(Dollars in thousands)	March 31, 2026	December 31, 2025	March 31, 2025
Net interest margin - U.S. GAAP basis
Net interest income	$28,452	$28,379	$26,676
Average interest-earning assets	$3,108,569	$3,044,814	$2,979,992
Net interest margin	3.71%	3.70%	3.63%

Net interest margin - non-U.S. GAAP basis
Net interest income	$28,452	$28,379	$26,676
Impact of fully tax-equivalent adjustment	121	123	186
Net interest income on a fully tax-equivalent basis	$28,573	$28,502	$26,862
Average interest-earning assets	$3,108,569	$3,044,814	$2,979,992
Net interest margin on a fully tax-equivalent basis	3.73%	3.71%	3.66%

Non-U.S. GAAP Reconciliation: Tangible Book Value per Common Share and Tangible Common Equity Ratio
(Unaudited) (Dollars in thousands, except per share data)

	March 31, 2026	December 31, 2025	March 31, 2025
Tangible Book Value per Common Share
Goodwill	$1,200	$1,200	$1,200
Intangibles	—	—	—
Total intangibles	$1,200	1,200	1,200

Total equity attributable to parent	$334,920	333,968	310,054
Less: Total intangibles	(1,200)	(1,200)	(1,200)
Tangible common equity	$333,720	$332,768	$308,854

Tangible common equity	$333,720	$332,768	$308,854
Common shares outstanding (000s)	12,847	12,716	12,950
Tangible book value per common share	$25.98	$26.17	$23.85

Tangible Common Equity Ratio
Total assets	$3,322,298	$3,308,918	$3,019,687
Less: Total intangibles	(1,200)	(1,200)	(1,200)
Tangible assets	$3,321,098	$3,307,718	$3,018,487

Tangible assets	$3,321,098	$3,307,718	$3,018,487
Tangible common equity	$333,720	$332,768	$308,854
Tangible common equity ratio	10.0%	10.1%	10.2%